Exhibit 99.01

Arkansas Regulators Approve OG&E rate increase order

With lower fuel costs, monthly electric bills should be lower than in summer 2008

LITTLE ROCK, Ark. – The Arkansas Public Service Commission today approved an order granting OG&E a general rate increase of $13.3 million. However, because a fuel charge refund will also be reflected on customers’ electric bills beginning in June, most customers are expected to see little change on their bills in 2009.

After hearing comments at a public hearing in Ft. Smith April 30, the Commission today approved a rate case settlement agreement previously reached by OG&E, the Commission staff, and the state Attorney General. It is the first general rate increase in 25 years for OG&E’s Arkansas residential customers, whose rates are among the lowest in the U.S.

“We recognize there is not a good time for a rate increase; and we have avoided any increase in residential base rates in Arkansas since 1984,” said Howard Motley, vice president of regulatory affairs for OG&E. “Today’s Commission order comes at a good time for our customers in two ways. First, prices for electric generating fuel have fallen to a point where, even after the rate increase, electric bills this summer should be lower than last year. Second, as OG&E is able to recover the increasing cost of generating, transmitting and distributing electricity, the Commission has sent a clear signal that OG&E should continue to invest in the electric infrastructure that will power the Arkansas economy in the future.”

OG&E expects Arkansas residential customers will see little impact from the increase during the remainder of 2009 and could see a decrease in their total bill. That is because the Commission order calls for new base rates to take effect at the same time OG&E refunds customers $12 million in past fuel charges.

The rate order also allows implementation of OG&E’s “time-of use” tariff, which will allow participating customers to save on their electric bills by shifting some of their electricity consumption to times when demand for electricity is lowest.

The rate order will help ensure that the company can reliably meet growing customer demand for electricity. It enables OG&E to recover investments including the 2008 purchase of a portion of a new power plant and improvements in its system of power lines, substations and related equipment.

In its order, the Commission also directed OG&E to remove storm costs incurred by the company in 2008 from the settlement agreement amount and to file an exact recovery rider for $533,000 of those storm costs over the next two years.

In a 2006 regulatory proceeding, OG&E was granted a $5 million rate increase from Arkansas business customers to recover investments in a power plant acquired in 2004 and a new wind farm in northwestern Oklahoma. Fuel savings from these two facilities more than offset that rate increase.

OG&E, a subsidiary of Oklahoma City-based OGE Energy Corp. (NYSE: OGE), serves about 772,000 customers, including about 65,000 customers in western Arkansas.